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                                                       Exhibit 4.6

                   ASSUMPTION OF STOCK OPTIONS


          AGREEMENT made as of September 29, 1994 by FIRST
COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania corporation
("FCFC"), and RELIABLE FINANCIAL CORPORATION, a Delaware corporation ("Reliable").

                         WITNESSETH:

          WHEREAS, the Agreement and Plan of Reorganization made as of April 21, 1994 (the "Reorganization Agreement") by FCFC and Reliable provides that, upon the effective date of the merger described in the Reorganization Agreement (the "Effective Date"), FCFC shall assume all outstanding stock options held by Reliable employees or directors (the "Reliable Optionees").

          NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, agree as follows:

          1. Effective on the Effective Date, FCFC hereby assumes pursuant to the Reorganization Agreement the obligation of Reliable under all presently outstanding stock option agreements ("Reliable Options") held by Reliable Optionees and agrees that upon exercise of a Reliable Option, FCFC will issue and deliver to the optionee shares of common stock, par value $1 per share, of FCFC (the "FCFC Common Stock") instead of shares of common stock, par value $.01 per share, of Reliable (the "Reliable Common Stock"), at the rate of 1.6 shares of FCFC Common Stock for each share of Reliable Common Stock covered by the option; provided, however, FCFC shall not issue any fractional shares of its Common Stock and any fractional shares that result from the conversion shall be disregarded.

          2. Subsequent to the Effective Date, each Reliable Option hereby assumed shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any FCFC stock split, stock dividend, recapitalization or other similar transaction.

          WITNESS the due execution hereof on the date first above written.

RELIABLE FINANCIAL CORPORATION     FIRST COMMONWEALTH FINANCIAL
                                     CORPORATION


By /s/Stephen Grippi              By /s/E. James Trimarchi
         President                            Chairman


By /s/Jean L. David               By /s/David R. Tomb, Jr.
         Secretary                             Secretary